AIM FLOATING RATE FUND                                             SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING:   2/28/2010
FILE NUMBER :        811-09913
SERIES NO.:          6

72DD.   1 Total income dividends for which record date passed during the period.
          (000's Omitted)
          Class A               $ 7,207
        2 Dividends for a second class of open-end company shares (000's
          Omitted)
          Class C               $ 3,183
          Class R               $    14
          Class Y               $   614
          Institutional Class   $ 1,194

73A.      Payments per share outstanding during the entire current period: (form
          nnn.nnnn)
        1 Dividends from net investment income
          Class A                0.2190
        2 Dividends for a second class of open-end company shares (form
          nnn.nnnn)
          Class C                0.1998
          Class R                0.2105
          Class Y                0.2273
          Institutional Class    0.2318

74U.    1 Number of shares outstanding (000's Omitted)
          Class A                39,364
        2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class C                19,397
          Class R                    80
          Class Y                 3,827
          Institutional Class     4,946

74V.    1 Net asset value per share (to nearest cent)
          Class A               $  7.48
        2 Net asset value per share of a second class of open-end company shares
          (to nearest cent)
          Class C               $  7.44
          Class R               $  7.49
          Class Y               $  7.46
          Institutional Class   $  7.48